EXHIBIT 10.12
Molex Incorporated
2005 Molex Incentive Stock Option Plan
Stock Option Agreement
     This Stock Option Agreement (“Agreement”) is between Molex Incorporated (“Molex”) and «PARTICIPANT NAME» (“Director”) and shall be effective as of «GRANT DATE» (“Grant Date”).
     1. Grant of Stock Option. Subject to the provisions set forth herein and the terms of the 2005 Molex Incentive Stock Option Plan (“Plan”), the terms of which are incorporated by reference, and in consideration of the agreements of Director herein provided, Molex grants to Director a nonqualified stock option (“Stock Option”) to purchase «NUMBER OF SHARES GRANTED» shares of Molex’s Class A Common Stock (“Stock”), at «GRANT PRICE» per share.
     2. Vesting and Expiration. The Stock Option shall not be exercisable during the one-year period following the Grant Date. Following the one-year period, the Stock Option shall vest in accordance with the following schedule: 25% on the first anniversary of the Grant Date; 25% on the second anniversary of the Grant Date; 25% on the third anniversary of the Grant Date; and 25% on the fourth anniversary of the Grant Date. To the extent that the Stock Option is not exercised when it vests, the Stock Option shall not expire but shall be carried forward and shall be exercisable at any time thereafter, provided, however, that the Stock Option shall expire on the sixth anniversary of the Grant Date or «EXPIRATION DATE».
     3. Exercise of Stock Option. The Stock Option may be exercised in accordance with the Plan, and in accordance with the practices and procedures of Molex applicable to the exercise of Stock Options.
     4. Effect of Termination of Service, Death or Disability. The vesting of the Stock Option may be accelerated upon the death, total disablement or retirement of Director pursuant to the terms of the Plan. The Stock Option will be canceled immediately upon the termination of service of Director if such termination is not caused by the Director’s death, total disablement or retirement pursuant to the terms of the Plan.
     5. Registration of Stock. Any Stock acquired under the Plan has been registered under the Securities Act of 1933, as amended (the “Act”) or under applicable state securities laws or exemptions thereunder. Director may sell Stock purchased pursuant to the Plan subject to complying with all applicable federal securities laws and rules and Molex’s Insider Trading Policy.
     6. Transferability. The Stock Option granted hereunder is personal to Director and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) except as permitted under Section 8.2 of the Plan.

     7. Rights as Stockholder. Director or other person or entity exercising the Stock Option shall have no rights as a stockholder with respect to any Stock covered by the Stock Option until any such Stock has been fully paid and issued as provided herein.
     8. Taxes. Molex’s obligation to deliver Stock upon the exercise of a Stock Option shall be subject to Director’s satisfaction of all applicable federal, state and local income, excise and employment tax withholding requirements.
     9. Severability. In the event any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
     10. Governing Law. This Agreement shall be administered, construed and governed in all respects under and by the laws of the State of Illinois, without reference to conflicts of laws principles of the United States or any other country or jurisdiction.
     11. Electronic Acceptance. The exercise of the Stock Option is conditioned upon the electronic acceptance by Director of the terms hereof in the manner established by Molex.
     12. Acknowledgment. Director acknowledges receipt of a copy of the Plan, the related prospectus, and this Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Stock Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Director hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee (as defined in Article IV of the Plan) regarding any questions relating to the Stock Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the related prospectus or this Agreement, the Plan terms and provisions shall prevail.
     13. Eligibility. Director acknowledges that his/her right and eligibility to participate in the Plan is solely based upon his or her service with Molex. Director further acknowledges that in no circumstances shall Director be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he/she might otherwise have enjoyed whether such compensation is claimed by way of breach of contract or by way of compensation for loss of office or otherwise.
     14. Limitation of Liability. Notwithstanding any provisions contained in this Agreement or the Plan, the Committee and the Company shall not under any circumstances be held liable for any costs, losses, expenses and/or damages whatsoever and howsoever arising in any event including but not limited to those arising in connection with the Plan or the administration thereof.

Molex Incorporated	Employee

Mark K. Montague	«PARTICIPANT NAME»
Vice President, Human Resources	(Signed electronically)

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